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                                                                  Exhibit 10.6

                         DIALOGIC/INTERACTIVE INTELLIGENCE
                          STRATEGIC RELATIONSHIP AGREEMENT



The following Strategic Relationship Agreement will serve as an agreement between Dialogic Corporation (Dialogic), with its principal offices at 1515 Route 10, Parsippany, NJ 07054, and Interactive Intelligence, Inc. (Interactive Intelligence), with its principal offices located at 3500 Depauw Boulevard, Suite 1060, Indianapolis, IN 46268. This agreement will commence on March 1, 1999.


PRELIMINARY

     1. The purpose of this document is to set out the business terms and the mutual understandings of the parties as a result of their discussions to date.

     2. The parties agree that this Strategic Relationship Agreement (the "SRA") represents the intent of both parties as of the date of this SRA, and may be modified over the course of time.

     3. It is understood and agreed that the terms and conditions contained in the Strategic Relationship Agreement are incomplete and subject to negotiation, and that in the course of such negotiations, terms contained in the Strategic Relationship Agreement SRA may be modified.


OVERVIEW

     Under the terms of this agreement, Dialogic will provide to Interactive Intelligence a series of board level computer telephony components and selected technology upon which Interactive Intelligence will build and market its applications. In addition, Dialogic will provide special rebate incentives, marketing and sales support, technical support, and other incentives such that Interactive Intelligence will be a preferred customer of Dialogic and Dialogic will be the preferred provider to Interactive Intelligence.

     Interactive Intelligence acknowledges that each of these products sold to Interactive Intelligence will be part of Dialogic's product line and that, except as specifically provided in this agreement and the final definitive agreement, Dialogic will be free to market any of these boards to any other customer. Dialogic will exclusively own all intellectual property contained in each of the boards and associated software.

     While Interactive Intelligence will give Dialogic notice and a reasonable opportunity to meet its current and future product needs, Dialogic acknowledges that Interactive Intelligence will be free to purchase products in a manner most effective for its business interests. Interactive Intelligence will exclusively own all applications software and the intellectual property contained in it.

PARTNERING

     Dialogic and Interactive Intelligence will enter into a Volume Purchase Agreement covering sales of products from Dialogic to Interactive Intelligence, and providing Dialogic's standard terms and conditions of sale, including warranty.

     Dialogic and Interactive Intelligence will have ongoing strategic planning meetings to optimize the sale of Interactive Intelligence products containing Dialogic boards, and to ensure that Interactive Intelligence has an opportunity for input into ongoing Dialogic product evolution.

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     Dialogic and Interactive Intelligence will engage in coordinated marketing activities including Interactive Intelligence's visibility as a Dialogic partner at industry trade shows.

     Dialogic will extend to Interactive Intelligence a credit line to be used exclusively for inventory related to internal developmental and testing purposes. The conditions of the credit line are:

     1.   The credit line will not exceed $100,000.
     2. The price of the inventory will be determined based upon the 30,000 port discount level. Should Dialogic change its pricing policies, this price is subject to change.
     3. Interactive Intelligence is forbidden from reselling this inventory without written permission from Dialogic.
     4. The term of this arrangement is three (3) years from the date of this signed agreement.
     5. After the completion of three (3) years, Interactive Intelligence owns the inventory outright and is not obligated to Dialogic.
     6. Dialogic's inventory obligations shall terminate if Interactive Intelligence begins to purchase a substantial portion of product from other vendors, where such products compete directly with Dialogic product.

Dialogic will provide Interactive Intelligence with the Valued Support Plan at no charge for a period of one year. After that time, this arrangement will be revisited. The formal Support Services Agreement is documented under a separate agreement. The exact terms, conditions and deliverables for both parties are spelled out in Exhibit A "Statement of Work - Valued Support Plan".

In an effort to maximize the usefulness and value of the Value Support Plan
(VSP), Interactive Intelligence and Dialogic agree that the services provided under the VSP will be reviewed after the first six (6) months, with a follow-up review after nine (9) months.

Interactive Intelligence will provide feedback in writing to Dialogic, during both review periods, with the objective of determining the ongoing value of renewing the VSP.

This agreement does not obligate either party to continue the VSP past the initial twelve (12) month timeframe.

Interactive Intelligence will provide an advisory board seat for a designated Dialogic representative (which Dialogic may change from time to time). Dialogic's representative shall be provided with notice of all Board of Directors meetings and access to information and materials in the same manner as a Board member, except where such access is inappropriate due to conflicts of interest. Dialogic's representative shall not be entitled to vote on any matters before the Board. Any designated representative for this observer Board seat shall sign a confidentiality and non-disclosure agreement. This provision for an observer for the Interactive Intelligence Board of Directors' meetings shall terminate upon the effective date of an initial public offering, currently anticipated during the second quarter of 1999.



REBATE PROGRAM:

ASSUMPTIONS

1. Interactive Intelligence prefers to keep out of the hardware assembly business in order to keep the costs associated with hardware out of your revenue and profit streams. At the same time, Interactive Intelligence would like some compensation for the use of Dialogic's hardware that is sold as a result of their efforts.


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2.   In North America, Interactive Intelligence VARs will only purchase boards or integrated systems through a Dialogic Authorized System Integrator or Distributor.

3. On occasion there may be instances where Interactive Intelligence is engaged in the direct assembly of Dialogic's hardware with their software. This will be for either large Fortune 500 customers, which will purchase Interactive Intelligence's systems direct from Interactive Intelligence, or large reseller accounts where cost becomes a dominating factor. In those instances, Interactive Intelligence would like the ability to purchase Dialogic components directly from Dialogic.

4. Interactive Intelligence would like a worldwide agreement that would cover all markets, including EMEA/Asia/Pacific.

5. Interactive Intelligence may choose to utilize Dialogic Professional Services and onsite Technical Support personnel for support at selected end-user locations or in conjunction with selected installations. Dialogic and Interactive Intelligence will work to agree on the simplest and most cost effective billing mechanism so that these resources are available to Interactive Intelligence.

REBATE PROGRAM MECHANICS

Dialogic will offer the following model to meet all of the items above, and whose principal goal is that Interactive Intelligence receives EFFECTIVE OEM discount levels based on the worldwide volumes of Dialogic hardware driven by
Interactive Intelligence software.   The following are the elements of that
proposal:

1. For instances where Interactive Intelligence is required to purchase Dialogic hardware directly from Dialogic, a 45% discount off of Dialogic's current OEM list price will be extended.

2. For hardware that Interactive Intelligence selects that will move through an authorized Interactive Intelligence/Dialogic Systems Integrator, Dialogic will offer a rebate program that will pay Interactive Intelligence, on a quarterly basis, the difference between the above quoted 45% discount, and the volume discount negotiated by Dialogic with the authorized system integrator and/or distributor. Interactive Intelligence and Dialogic will develop a process, that will allow for the correct reporting process where rebates are appropriate.

3. Dialogic will work with Interactive Intelligence to identify other system integrators where Interactive Intelligence VARs can purchase Dialogic hardware or complete systems. There is no obligation by either party to conclude a relationship with any system integrator. As of February 1999, three (3) integrators have been identified: Alliance Systems Technologies; I-BUS and Intelligent Response.

4. Based upon Interactive Intelligence's request, Dialogic will work towards signing both a systems integrator and distributor agreement with Intelligent Response. These agreements will contain separate terms and conditions, along with the appropriate pricing schedules. The pricing provided to Interactive Response will be based upon our published pricing for the respective Dialogic category mentioned above. It is Dialogic's understanding that Interactive Response will only resell equipment to Interactive Intelligence VARs and end users. Interactive Response will be treated as any other Dialogic systems integrator and/or distributor, and as such, will be subject to audit by Dialogic. Additionally, Interactive Intelligence will receive the quoted rebate offered in Item 2 above for all appropriate Intelligent Response sales as outlined in the SRA.

5. In addition, it is agreed that Interactive Response, or other approved systems integrators and distributors, will be able to provide and sell to Interactive Intelligence's approved VARs and/or end users Dialogic board-level product for the express purpose of offering to the end user and/or VAR spares or upgrades to existing Interactive Intelligence systems. Interactive Intelligence agrees that this will be offered as a convenience to its customers and resellers and will not compete with existing

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     Dialogic distributors of board-only product.  For such instances, the pricing that Dialogic will sell to the integrator will be at Dialogic's existing distributor pricing. The rebate Interactive Intelligence will receive will be consistent per the terms of Item 2 above.

6. Dialogic will make available to Interactive Intelligence direct, Interactive Intelligence's system integrators, Interactive Intelligence's VARs, and Interactive Intelligence's end users our Professional Services. Interactive Intelligence and Dialogic will agree on a formal escalation process to provide these services. The goal of this procedure will be to first and foremost solve a service affecting problem, and put a check and balance system in place to be sure that the services are duly required when requested. These services can be selected by Interactive Intelligence at their option on a Time/Materials/Travel cost basis, and are available on a global basis.



MISCELLANEOUS

     GOVERNING LAW AND DISPUTES

       (New York law will govern the interpretation and enforcement of this Agreement, except that the Federal Arbitration Act, 9 U.S.C. Sections 1 to 15, will govern the arbitrability of all claims.

          Dialogic and Interactive Intelligence will seek to resolve between them, or their employees, agents, or affiliated businesses, any controversy or dispute, whether based on contract, statute, tort, fraud, misrepresentation, or other legal theory, related directly or indirectly to the subject matter of this Agreement, whenever brought, first by negotiating with each other in good faith. If such negotiations are unsuccessful, the parties agree to enter arbitration in accordance with the terms of this paragraph. Both parties reserve the right to obtain an injunction to prevent the use of either party's products in violation of this Agreement. The arbitration will be conducted by a single arbitrator under the then-current rules and supervision of the American Arbitration Association (AAA). The parties will mutually select the arbitrator from a panel of persons knowledgeable in business information, electronic data processing systems, and the nature of the electronic data processing issue being disputed. The decision and award of the arbitrator will be final and binding, and may be entered in any court having jurisdiction. The arbitration will be held, and the award will be made in Morris County, New Jersey, if commenced by Interactive Intelligence, and in Indiana, if commenced by Dialogic. The arbitrator will not have authority to award punitive, exemplary, or other non-compensatory damages to either party. Dialogic and Interactive Intelligence will each bear its own attorney's fees associated with the arbitration. Dialogic and Interactive Intelligence will pay all other costs and expenses of the arbitration as the rules of the AAA provide. If one party files a court action alleging claims subject to arbitration under this paragraph, and the other party successfully stays the court action and/or compels arbitration of the claims, the party filing the court action will pay the other party's costs and expense, including attorney fees. Neither Interactive Intelligence or Dialogic may bring a claim or action, regardless of form, arising out of or related to this Agreement, including any claim of fraud or misrepresentation, more than two years after the cause of action accrues, except that either party may bring a later claim, if either party fails to timely pay the other part or the injured party cannot reasonably discover the basic facts supporting the claim within two years.

     RELATIONSHIP

     The only relationship between Interactive Intelligence and Dialogic that is intended to be created by this Agreement is that of independent contractor, and neither party shall be nor represent itself to be an agent, employee, partner, or joint venture of the other, nor shall either party transact any business in the name of the other, nor on the other's behalf, nor in any manner or form make

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     promises, representations or warranties, or incur any liability, direct or indirect, contingent or fixed, for or on behalf of the opposite party.

     PARTIES AND ASSIGNMENT

               All rights of Dialogic granted under this Agreement may be exercised by any wholly owned subsidiary of Dialogic agreeing to be bound by the terms of this Agreement. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assignees; provided, however (except as stated in the first sentence of this paragraph) neither party may assign this Agreement without the express written consent of the opposite party, that consent shall not be unreasonably withheld; and provided further that no assignment of this Agreement shall operate as a release of either of the parties hereto. This agreement may be terminated by Dialogic in the event of a change in control of Interactive Intelligence other than as a result of an underwritten initial public offering.

     ENTIRE AGREEMENT

               Each party acknowledges that it has read this Agreement and agrees to be bound by its terms and that it is the complete and exclusive agreement and understanding between the parties, which supersedes all previous understandings, negotiations, and proposals, whether oral or written, except for the existing Volume Purchase Agreement, Nondisclosure Agreement, and the Subscription Agreement for Common Stock between the Interactive Intelligence and Dialogic Investment Corporation, each of which shall remain in full force and effect. No modification, amendment, waiver, consent or discharge in connection with this Agreement or any of its provisions shall be binding upon either party unless in writing and signed by the party sought to be charged with the same.

     PUBLICITY RELEASES

               No advertising, publicity release, or similar public information concerning this Agreement shall be published by either party without prior written consent of the other, which approval shall not be unreasonably withheld.





DIALOGIC CORPORATION                    INTERACTIVE INTELLIGENCE, INC.

By:    /s/ John G. Alferi               By:    /s/ John R. Gibbs
       -------------------------               ------------------------
Title: President Sales & Services
       The Americas                     Title: Executive Vice President
       --------------------------              ------------------------
Date:     February 19, 1999             Date:  February 24, 1999
       --------------------------              ------------------------





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